ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE
(EZ Storage Portfolio Whole Loan)

Re:
Deutsche Mortgage & Asset Receiving Corporation COMM 2006-C8 (the "Trust"), created pursuant to that certain pooling and servicing agreement, dated as of December 1, 2006 (the "Pooling and Servicing Agreement"), among Deutsche Bank Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, Inc., as master servicer, LNR Partners, Inc., as special servicer, and LaSalle Bank National Association, as trustee and paying agent.

In connection with the above-referenced transaction the undersigned officer, on behalf of Bank of America, N.A. as master servicer (the "Lead Servicer"), with respect to the EZ Storage Portfolio Whole Loan, (as defined in the Pooling and Servicing Agreement) a part of which is included in the Trust, under that certain pooling and servicing agreement (the "Lead Servicing Agreement") dated as of November 1, 2006, among Banc of America Commercial Mortgage Trust, as depositor, the Lead Servicer, CWCapital Asset Management LLC, as special servicer, and Wells Fargo Bank, N.A., as trustee and REMIC administrator, hereby certifies that (i) with respect to the EZ Storage Portfolio Whole Loan, a review of the activities for the period ending December 31, 2006 and of the Lead Servicer's performance under the Lead Servicing Agreement, have been made under my supervision; (ii) to the best of my knowledge, based on such review, the Lead Servicer, with respect to the EZ Storage Portfolio Whole Loan, has fulfilled all of its obligations under the agreements in all material respects throughout the aforementioned period; and (iii) the Lead Servicer, with respect to the EZ Storage Portfolio Whole Loan, has received no notice regarding qualification, or challenging the status, of any portion of the Trust fund as a REMIC from the Internal Revenue Service or any other governmental agency or body.

Bank of America, National Association

/s/ Sean D. Reilly
Sean D. Reilly
Principal

/s/ H. Michael Lumadue
H. Michael Lumadue
Vice President